Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 2nd Quarter 2026 Results
Denver, Colorado, August 4, 2026 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter ended June 30, 2026.
“Thanks to the outstanding efforts of our teammates, we had another positive quarter for both patient outcomes and financial results,” said Javier Rodriguez, CEO of DaVita Inc. “As we look to the rest of the year, we maintain our strategic focus on exciting new innovations in kidney dialysis to enhance the lives of our patients.”
Financial and operating highlights for the quarter ended June 30, 2026:
•Consolidated revenues were $3.554 billion.
•Operating income was $579 million.
•Diluted earnings per share was $4.02.
•Operating cash flow was $490 million and free cash flow was $256 million.
•Incurred an incremental Term Loan B-2 tranche in the aggregate principal amount of $500 million and used a portion of the proceeds to repay a portion of the balance then outstanding on our revolving line of credit.
•Repurchased 2.2 million shares of the Company's common stock at an average price paid of $154.95 per share.

	Three months ended		Six months ended June 30,
	June 30, 2026	March 31, 2026	2026	2025
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income	$265	$198	$463	$362
Diluted per share	$4.02	$2.87	$6.86	$4.57
Adjusted net income(1)	$265	$198	$463	$391
Adjusted diluted per share(1)	$4.02	$2.87	$6.86	$4.93

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.

	Three months ended				Six months ended June 30,
	June 30, 2026		March 31, 2026		2026		2025
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$579	16.3%	$482	14.1%	$1,061	15.2%	$977	14.8%
Adjusted operating income(1)	$579	16.3%	$482	14.1%	$1,061	15.2%	$990	15.0%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the second quarter of 2026 were 7,226,600, or an average of 92,649 treatments per day, representing a per day increase of 1.09% compared to the first quarter of 2026. Normalized non-acquired treatment growth in the second quarter of 2026 compared to the second quarter of 2025 was 0.3%.

	Three months ended		Quarter change	Six months ended		Year to date change
	June 30, 2026	March 31, 2026		June 30, 2026	June 30, 2025
	(dollars in millions, except per treatment data)
Revenue per treatment	$415.87	$417.59	$(1.72)	$416.71	$402.38	$14.33
Patient care costs per treatment	$277.40	$280.11	$(2.71)	$278.74	$270.05	$8.69
General and administrative	$331	$320	$11	$651	$595	$56
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily driven by changes in payor mix and other normal fluctuations partially offset by seasonal impact of co-insurance and deductibles and an increase in average rates. The year to date change was driven by typical annual increases, including Medicare base rate and other normal fluctuations, partially offset by changes in payor mix.
Patient care costs: The quarter change was primarily due to decreases in payroll taxes and pharmaceutical costs, partially offset by increased health benefits expenses. Additionally, our fixed direct operating expenses favorably impacted patient care costs per treatment due to increased treatments in the second quarter. The year to date change was primarily driven by increased compensation expenses, insurance costs and health benefits expenses.
General and administrative: The quarter change was primarily due to increased professional fees. The year to date change was primarily driven by increases in IT-related costs and compensation expenses partially offset by costs related to the cybersecurity incident experienced by the Company in 2025.
Certain items impacting the quarter:
Debt transaction. In June 2026, we entered into the Ninth Amendment to our senior secured credit agreement. The Ninth Amendment extends an incremental Term Loan B-2 tranche in the aggregate principal amount of $500 million. A portion of the net proceeds from this transaction was used to repay a portion of the balance outstanding on our revolving line of credit and related accrued interest and fees. The remaining borrowings added cash to the balance sheet for general corporate purposes.
Share repurchases. During the three months ended June 30, 2026, we repurchased 2.2 million shares for $348 million, at an average price paid of $154.95 per share.
Subsequent to June 30, 2026 through August 4, 2026, the Company has repurchased 0.2 million shares of our common stock for $37 million at an average price paid of $199.55 per share.
Financial and operating metrics:

	Three months ended June 30,		Twelve months ended June 30,
	2026	2025	2026	2025
Cash flow:	(dollars in millions)
Operating cash flow	$490	$324	$2,193	$1,862
Free cash flow(1)	$256	$157	$1,308	$947

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.

	Three months ended June 30, 2026	Six months ended June 30, 2026
Effective income tax rate on:
Income	21.1%	20.4%
Income attributable to DaVita Inc.(1)	25.6%	25.4%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.

Center activity: As of June 30, 2026, we provided dialysis services to a total of approximately 298,500 patients at 3,266 outpatient dialysis centers, of which 2,671 centers were located in the United States and 595 centers were located in 14 countries outside of the United States.
Integrated kidney care (IKC): As of June 30, 2026, we had approximately 64,900 patients in risk-based integrated care arrangements representing approximately $5.8 billion in annualized medical spend. We also had an additional 5,700 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. For an additional description of these metrics, see footnote 5 in the "Supplemental Financial Data" table below.
Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. or operating cash flow on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These current non-GAAP financial measures do not include certain items, including foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	Current 2026 guidance
	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$2,150	$2,250
Adjusted diluted net income per share attributable to DaVita Inc.	$14.10	$15.20
Free cash flow	$1,000	$1,250
The following table outlines normalized treatment days by quarter for 2025 and 2026. Normalized treatment days are adjusted for the mix of days of the week for each quarter and serve as a means to more readily compare calendar effects on each quarter's treatment volume.

	Normalized Treatment Days
	2026	2025
Q1	76.5	76.9
Q2	78.0	78.0
Q3	79.2	78.8
Q4	78.8	79.5
Total	312.4	313.2
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.
We will be holding a conference call to discuss our results for the second quarter ended June 30, 2026, on August 4, 2026, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password "Earnings." This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, statements about our balance sheet and liquidity, our expenses, revenues, billings and collections, patient census, the impact of the cybersecurity incident experienced by the Company in 2025 (cyber incident), the impact of federal government policy changes or shutdowns on our business, including with respect to federal funding and reimbursement rates of Medicare, Medicare Advantage (MA), Medicaid and other government programs, availability or cost of supplies, including without limitation the impact of evolving trade policies and tariffs and any reduction in clinical and other supplies due to any disruptions experienced by third party vendors, including with respect to our ability to provide home dialysis services, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, including potential impacts to such mix as a result of U.S. administration policies, current macroeconomic, marketplace and labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our outlook, future operations, financial condition and prospects, capital allocation plans, expenses, cost saving initiatives, other strategic initiatives, use of contract labor, government and commercial payment rates, expectations related to value-based care (VBC), integrated kidney care (IKC), MA plan enrollment and our international operations, expectations regarding increased competition and marketplace changes, including those related to new or potential entrants in the dialysis and pre-dialysis marketplace and the potential impact of innovative technologies, drugs, or other treatments on the dialysis industry, and expectations regarding our share repurchase program. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•external conditions, including those related to general economic, political and global health conditions, including without limitation, the impact of global events and political or governmental volatility, including in the Middle East; the impact of the domestic political environment and related developments on the current healthcare marketplace, our patients and on our business; the impact of infectious diseases or other adverse conditions on our financial condition, the chronic kidney disease population and our patient population; supply chain challenges and disruptions, including without limitation, with respect to certain key services, critical clinical supplies and equipment we obtain from third parties, and including any impacts on our supply chain and cost of supplies as a result of global events, natural disasters or evolving trade policies, including tariffs; the impact on our patients and industry of continued increased competition from dialysis providers and others, including new or potential entrants in the dialysis and pre-dialysis marketplace; the impact of new or innovative technologies, drugs, or other treatments, including our ability to successfully implement new technologies, treatments or therapies in our business such as those related to middle molecule toxin clearance; elevated teammate turnover or labor costs; and our ability to respond to challenging U.S. and global economic and marketplace conditions, including, among other things, our ability to successfully identify cost saving opportunities;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; our ability to negotiate and maintain contracts with these payors on competitive terms or at all; a reduction in the number or percentage of our patients under commercial plans, including, without limitation, as a result of healthcare, immigration or other policies implemented by the U.S. administration, continuing legislative efforts to restrict or prohibit the use and/or availability of charitable premium assistance, as a result of payors implementing restrictive plan designs or resulting from negotiations with large commercial payors that we have in the past, and currently are, conducting on a concurrent basis;
•risks arising from laws, regulations or requirements applicable to us or changes thereto, including, without limitation, OBBBA and those related to trade policy, healthcare, privacy, antitrust matters, and acquisition, merger, joint venture or similar transactions and/or labor matters, and potential impacts of changes in interpretation or enforcement thereof or related litigation impacting, among other things, coverage or reimbursement rates for our services or the number of patients enrolled in or that select higher-paying commercial plans, and the risk that we make incorrect assumptions about how our patients will respond to any such developments;

•our ability to successfully implement our strategies with respect to IKC and VBC initiatives that may be impacted by, among other things, changes to the Comprehensive Kidney Care Contracting model and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the MA benchmark structure and adjustment methodologies;
•our reliance on significant suppliers, service providers and other third party vendors to provide key support to our business operations and enable our provision of services to patients, including, among others, suppliers of certain pharmaceuticals, administrative or other services or critical clinical products; and risks resulting from a closure, reduction, disruption or transition in the services or products provided to us by such suppliers, service providers and third party vendors, which may, among other things, increase our costs or expenses;
•our ability to successfully maintain, operate or upgrade our information systems or those of third-party service providers upon which we rely and our ability to successfully adopt or adapt to new technologies, treatments or therapies, including technologies that utilize artificial intelligence;
•legal and compliance risks, such as compliance with complex, and at times, evolving government regulations and requirements, and with additional laws that may apply to our operations as we expand geographically or enter into new lines of business;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party, such as the cyber incident, including, among other things, any such non-compliance or breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•our ability to attract, retain and motivate teammates, including key leadership personnel, our ability to manage potential disruptions to our business and operations, including potential work stoppages, and our ability to manage operating cost increases or productivity decreases that may be related to political unrest, legislative or other changes, union organizing activities, or volatility and uncertainty in the current challenging and highly competitive labor market that has experienced an ongoing nationwide shortage of skilled clinical personnel, among other things;
•changes in practice patterns, pricing, or reimbursement and payment policies or processes related to pharmaceuticals, medical equipment or supplies, including with respect to oral phosphate binders, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete and successfully integrate and operate acquisitions, mergers, dispositions, joint ventures or other strategic transactions on terms favorable to us or at all; and our ability to continue to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•the variability of our cash flows, including, without limitation, any extended billing or collections cycles that may be due to, among other things, defects or operational issues in our billing systems such as those experienced during the cyber incident, or defects or operational issues in the billing systems or services of third parties on which we rely; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs;
•the effects on us or others of natural or other disasters, public health crises or severe adverse weather events such as hurricanes, earthquakes, fires or flooding;
•factors that may impact our ability to repurchase stock under our share repurchase program and the timing of any such stock repurchases, as well as any use by us of a considerable amount of available funds to repurchase stock;
•our goals and disclosures related to sustainability matters, including, among other things, evolving regulatory requirements affecting environmental, social and governance standards, measurements and reporting requirements; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Dialysis patient service revenues	$3,366,377	$3,206,871	$6,639,174	$6,309,864
Other revenues	187,707	172,655	330,458	293,191
Total revenues	3,554,084	3,379,526	6,969,632	6,603,055
Operating expenses:
Patient care costs	2,392,001	2,261,540	4,734,258	4,501,200
General and administrative	423,458	412,805	845,372	786,895
Depreciation and amortization	167,808	174,704	345,637	351,155
Equity investment income, net	(8,184)	(7,364)	(16,528)	(12,973)
Total operating expenses	2,975,083	2,841,685	5,908,739	5,626,277
Operating income	579,001	537,841	1,060,893	976,778
Debt expense	(150,256)	(146,062)	(295,387)	(281,117)
Debt extinguishment and modification costs	(2,035)	—	(2,035)	—
Other income (loss), net	8,300	(22,851)	12,773	(40,400)
Income before income taxes	435,010	368,928	776,244	655,261
Income tax expense	91,787	93,708	157,986	147,825
Net income	343,223	275,220	618,258	507,436
Less: Net income attributable to noncontrolling interests	(77,826)	(75,883)	(155,331)	(145,182)
Net income attributable to DaVita Inc.	$265,397	$199,337	$462,927	$362,254
Earnings per share attributable to DaVita Inc.:
Basic net income	$4.10	$2.62	$7.01	$4.67
Diluted net income	$4.02	$2.58	$6.86	$4.57
Weighted average shares for earnings per share:
Basic shares	64,781	75,943	66,078	77,646
Diluted shares	66,092	77,362	67,476	79,309

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Net income	$343,223	$275,220	$618,258	$507,436
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on interest rate cap agreements:
Unrealized gains (losses)	2,799	(6,405)	7,953	(14,940)
Reclassifications of net realized losses into net income	2,877	1,534	5,754	3,041
Unrealized gains on foreign currency translation	22,732	94,001	50,525	184,857
Other comprehensive income	28,408	89,130	64,232	172,958
Total comprehensive income	371,631	364,350	682,490	680,394
Less: Comprehensive income attributable to noncontrolling interests	(77,826)	(75,883)	(155,331)	(145,182)
Comprehensive income attributable to DaVita Inc.	$293,805	$288,467	$527,159	$535,212

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$668,963	$676,438
Restricted cash and equivalents	82,895	81,309
Short-term investments	19,914	24,303
Accounts receivable	2,467,056	2,414,690
Inventories	151,535	160,627
Contract assets and other receivables	565,566	494,414
Prepaid and other current assets	149,113	156,285
Income tax receivable	84,597	49,937
Total current assets	4,189,639	4,058,003
Property and equipment, net of accumulated depreciation of $6,867,296 and $6,602,134, respectively	2,749,308	2,812,966
Operating lease right-of-use assets	2,430,055	2,397,179
Intangible assets, net of accumulated amortization of $38,030 and $37,751, respectively	228,817	222,125
Equity method and other investments	183,801	157,249
Long-term investments	38,365	40,966
Other long-term assets	298,538	246,520
Goodwill	7,590,966	7,545,095
	$17,709,489	$17,480,103
LIABILITIES AND EQUITY
Accounts payable	$715,872	$696,148
Other liabilities	826,995	893,024
Accrued compensation and benefits	694,766	793,478
Current portion of operating lease liabilities	439,488	425,484
Current portion of long-term debt	117,177	109,201
Income tax payable	24,621	24,359
Due to related party	36,513	199,940
Total current liabilities	2,855,432	3,141,634
Long-term operating lease liabilities	2,185,973	2,175,658
Long-term debt	10,663,836	10,163,988
Other long-term liabilities	99,091	83,516
Deferred income taxes	825,719	756,869
Total liabilities	16,630,051	16,321,665
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,561,416	1,532,166
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 69,198 shares issued and 63,955 shares outstanding at June 30, 2026, and 68,549 shares issued and outstanding at December 31, 2025)	69	69
Additional paid-in capital	—	—
Accumulated earnings (deficit)	81,233	(328,428)
Treasury stock (5,243 and zero shares, respectively)	(787,847)	(199,940)
Accumulated other comprehensive loss	(58,551)	(122,783)
Total DaVita Inc. shareholders' equity deficit	(765,096)	(651,082)
Noncontrolling interests not subject to put provisions	283,118	277,354
Total equity deficit	(481,978)	(373,728)
	$17,709,489	$17,480,103

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(dollars in thousands)

	Six months ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$618,258	$507,436
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	345,637	351,155
Stock-based compensation expense	54,189	62,567
Deferred income taxes	53,431	(9,838)
Equity investment loss, net	2,437	47,730
Other non-cash losses, net	16,721	6,948
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(24,197)	(288,447)
Inventories	11,315	(9,592)
Other current assets	(58,339)	(70,945)
Other long-term assets	(22,803)	2,981
Accounts payable	7,639	35,612
Accrued compensation and benefits	(108,322)	(125,365)
Other current liabilities	(55,837)	(3,586)
Income taxes	(32,530)	9,462
Other long-term liabilities	3,301	(11,873)
Net cash provided by operating activities	810,900	504,245
Cash flows from investing activities:
Additions of property and equipment	(271,836)	(264,349)
Acquisitions	(38,540)	(10,596)
Proceeds from asset and business sales	4,392	22,400
Purchase of debt investments held-to-maturity	(298)	(27,475)
Purchase of other debt and equity investments	(12,867)	(3,002)
Proceeds from debt investments held-to-maturity	942	48,014
Proceeds from sale of other debt and equity investments	4,382	6,379
Purchase of equity method investments	(19,625)	(2,144)
Distributions from equity method investments	109	1,470
Net cash used in investing activities	(333,341)	(229,303)
Cash flows from financing activities:
Borrowings	2,768,259	4,189,716
Payments on long-term debt	(2,264,356)	(3,373,300)
Deferred and debt related financing costs	(4,645)	(25,133)
Purchase of treasury stock from related party	(382,805)	(200,261)
Other purchases of treasury stock	(377,852)	(793,834)
Distributions to noncontrolling interests	(149,892)	(151,087)
Net proceeds from issuance of common stock under employee stock plans	5,909	8,913
Payment of tax withholdings on net share settlements of equity awards	(63,814)	(30,477)
Contributions from noncontrolling interests	4,239	2,578
Proceeds from sales of additional noncontrolling interests	—	169
Purchases of noncontrolling interests	(18,571)	(5,378)
Net cash used in financing activities	(483,528)	(378,094)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	80	20,286
Net decrease in cash, cash equivalents and restricted cash	(5,889)	(82,866)
Cash, cash equivalents and restricted cash at beginning of the year	757,747	879,825
Cash, cash equivalents and restricted cash at end of the period	$751,858	$796,959

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Six months ended June 30, 2026
	June 30, 2026	March 31, 2026
1. Consolidated business metrics:
Operating margin	16.3%	14.1%	15.2%
General and administrative expenses as a percent of consolidated revenues(2)	11.9%	12.4%	12.1%
Effective income tax rate on income	21.1%	19.4%	20.4%
Effective income tax rate on income attributable to DaVita Inc.(1)	25.6%	25.1%	25.4%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$3,012	$2,942	$5,954
Other—Ancillary services
Integrated kidney care	162	116	278
Other U.S. ancillary	9	10	19
International dialysis patient service and other	386	372	758
	557	498	1,054
Eliminations	(14)	(24)	(38)
Total consolidated revenues	$3,554	$3,416	$6,970
Operating income (loss):
U.S. dialysis	$538	$506	$1,044
Other—Ancillary services
Integrated kidney care	40	(19)	21
Other U.S. ancillary	(8)	(6)	(13)
International	25	30	55
	57	6	63
Corporate administrative support expenses	(16)	(30)	(46)
Total consolidated operating income	$579	$482	$1,061

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Six months ended June 30, 2026
	June 30, 2026	March 31, 2026
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$3,005	$2,935	$5,941
Other revenues	7	6	13
Total operating revenues	3,012	2,942	5,954
Operating expenses:
Patient care costs	2,005	1,969	3,974
General and administrative	331	320	651
Depreciation and amortization	146	155	302
Equity investment income	(8)	(8)	(16)
Total operating expenses	2,474	2,436	4,910
Segment operating income	$538	$506	$1,044
Metrics
Volume:
Treatments	7,226,600	7,029,525	14,256,125
Number of treatment days	78.0	76.7	154.7
Average treatments per day	92,649	91,650	92,153
Per day year-over-year change	0.6%	(0.2)%	0.2%
Number of normalized treatment days(3)	78.0	76.5	154.5
Average treatments per normalized day	92,649	91,889	92,273
Per normalized day year-over-year change	0.6%	0.4%	0.5%
Normalized year-over-year non-acquired treatment growth(4)	0.3%	0.1%
Operating net revenues:
Average patient service revenue per treatment	$415.87	$417.59	$416.71
Expenses:
Patient care costs per treatment	$277.40	$280.11	$278.74
General and administrative expenses per treatment	$45.79	$45.49	$45.64
Depreciation and amortization expense per treatment	$20.26	$22.07	$21.16
Accounts receivable:
Receivables	$1,719	$1,695
DSO	52	52

4. IKC metrics:
Patients per integrated care arrangement type:
Risk-based(5)	64,900	62,600
Other(5)	5,700	6,300
Annualized aggregate risk based spend(5)	$5,800	$5,400

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Six months ended June 30, 2026
	June 30, 2026	March 31, 2026
5. Cash flow:
Operating cash flow	$490	$321	$811
Operating cash flow, last twelve months	$2,193	$2,027
Free cash flow(1)	$256	$140	$396
Free cash flow, last twelve months(1)	$1,308	$1,209
Capital expenditures:
Maintenance	$123	$74	$197
Development	$47	$28	$75
Acquisition expenditures	$5	$34	$39
Proceeds from sale of self-developed properties	$—	$2	$2

6. Debt and capital structure:
Total debt(6)	$10,848	$10,694
Net debt, net of cash and cash equivalents(6)	$10,179	$10,050
Leverage ratio(7)	3.37x	3.34x
Weighted average effective interest rate:
At end of the quarter	5.43%	5.44%
On the senior secured credit facilities at end of the quarter	5.76%	5.79%
Amount spent on share repurchases	$348	$403	$751
Number of shares repurchased	2,238	3,005	5,243
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules. Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
(2)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(3)Normalized treatment days reflect treatment days adjusted to normalize for the mix of days of the week in a given quarter.
(4)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(5)Integrated care metrics: The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as our SNPs), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss from value-based care (VBC) arrangements under which third-party medical costs are not included in our reported results. A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.
(6)The debt amounts presented as of June 30, 2026 and March 31, 2026 exclude approximately $66.5 and $68.1, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(7)This is a non-GAAP measure. See "Calculation of Leverage Ratio" in non-GAAP reconciliations.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
(dollars in millions)
Calculation of the Leverage Ratio
Under our amended senior secured credit facilities (the Amended Credit Agreement) dated June 8, 2026 and our prior senior secured credit facilities, the leverage ratio is defined as (a) all funded debt, minus unrestricted cash and cash equivalents (including short-term investments) divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A-2 and revolving line of credit under the Amended Credit Agreement by establishing the margin over the base interest rate (SOFR plus credit spread adjustment) that is applicable. The calculation below is based on the last 12 months of "Consolidated EBITDA" and "Consolidated net debt" at the end of each reported period, each as defined in the credit agreement that was in effect at the end of each such period (the Applicable Credit Agreement). The calculation of "Consolidated EBITDA" below sets forth, among other things, certain pro forma adjustments described in the Applicable Credit Agreement, including, pro forma adjustments for acquisitions or divestitures that occurred during the period and certain projected net cost savings, expense reductions and cost synergies. These pro forma adjustments are determined according to specified criteria set forth in the Applicable Credit Agreement, and as a result, the total adjustments calculated may not be comparable to the Company's estimates for other purposes, including as operating performance measures. The Company's management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company's leverage ratio under the Applicable Credit Agreement and should not be evaluated for any other purpose. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company's calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	June 30, 2026	March 31, 2026
Net income from continuing operations attributable to DaVita Inc.	$822	$756
Income taxes	303	305
Interest expense	540	535
Depreciation and amortization	710	717
Net income attributable to noncontrolling interests	342	340
Stock-settled stock-based compensation	127	136
Debt extinguishment and modification costs	16	14
Expected cost savings and expense reductions	7	10
Other	149	194
Consolidated EBITDA	$3,018	$3,008

	June 30, 2026	March 31, 2026
Total debt, excluding debt discount and other deferred financing costs(1)	$10,848	$10,694
Less: Cash and cash equivalents including short-term investments(2)	(685)	(664)
Consolidated net debt	$10,162	$10,031
Last twelve months Consolidated EBITDA	$3,018	$3,008
Leverage ratio	3.37x	3.34x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts presented as of June 30, 2026 and March 31, 2026 exclude approximately $66.5 and $68.1, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income and expense measures, the term "adjusted" refers to operating performance measures that exclude certain items such as, but not limited to, cybersecurity costs, impairment charges, gains or losses on ownership changes, restructuring charges, accruals for legal matters, and debt extinguishment and modification costs; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests, development capital expenditures, and maintenance capital expenditures; plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.:

	Three months ended				Six months ended
	June 30, 2026		March 31, 2026		June 30, 2026		June 30, 2025
	Dollars	Per share	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income attributable to DaVita Inc.	$265	$4.02	$198	$2.87	$463	$6.86	$362	$4.57
Cybersecurity incident-related charges(1)	—	—	—	—	—	—	13	0.17
Income tax impact related to prior legal matter(2)	—	—	—	—	—	—	19	0.24
Related income tax	—	—	—	—	—	—	(3)	(0.04)
Adjusted net income attributable to DaVita Inc.	$265	$4.02	$198	$2.87	$463	$6.86	$391	$4.93
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.
Adjusted operating income:
There were no non-GAAP adjustments during the three and six months ended June 30, 2026 or the three months ended March 31, 2026.

	Six months ended June 30, 2025
	U.S. dialysis	Ancillary services				Corporate administration	Consolidated
		U.S. IKC	U.S. Other	International	Total
Operating income (loss)	$999	$(3)	$(10)	$67	$54	$(76)	$977
Cybersecurity incident-related charges(1)	13	—	—	—	—	—	13
Adjusted operating income (loss)	$1,012	$(3)	$(10)	$67	$54	$(76)	$990
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers
Effective income tax rates:

	Three months ended		Six months ended June 30, 2026
	June 30, 2026	March 31, 2026
Effective income tax rates on income attributable to DaVita Inc.:
Income before income taxes	$435	$341	$776
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(78)	(78)	(156)
Income before income taxes attributable to DaVita Inc.	$357	$264	$620
Income tax expense	$92	$66	$158
Income tax attributable to noncontrolling interests	(1)	—	(1)
Income tax expense attributable to DaVita Inc.	$91	$66	$157
Effective income tax rate on income attributable to DaVita Inc.	25.6%	25.1%	25.4%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Free cash flow:

	Three months ended			Six months ended June 30, 2026
	June 30, 2026	March 31, 2026	June 30, 2025
Net cash provided by operating activities	$490	$321	$324	$811
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(64)	(85)	(58)	(150)
Contributions from noncontrolling interests	—	4	—	4
Maintenance capital expenditures(3)	(123)	(74)	(90)	(197)
Development capital expenditures(4)	(47)	(28)	(32)	(75)
Proceeds from sale of self-developed properties	—	2	12	2
Free cash flow	$256	$140	$157	$396
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Twelve months ended
	June 30, 2026	March 31, 2026	June 30, 2025
Net cash provided by operating activities	$2,193	$2,027	$1,862
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(323)	(317)	(381)
Contributions from noncontrolling interests	9	9	9
Maintenance capital expenditures(3)	(424)	(391)	(407)
Development capital expenditures(4)	(159)	(144)	(167)
Proceeds from sale of self-developed properties	12	24	30
Free cash flow	$1,308	$1,209	$947
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)Represents charges recognized to work to remediate a cybersecurity incident and restore systems following the occurrence of the incident in the second quarter of 2025. We have excluded these charges from our non-GAAP metrics as we do not believe they are indicative of our ordinary results of operations.
(2)Represents the write-down of a tax receivable related to a 2014 tax refund claim. The claim related to estimated tax expense associated with a legal matter previously presented as a non-GAAP adjustment. We have excluded this charge from our non-GAAP metrics because, among other things, we do not believe it is indicative of our ordinary results of operations because the charge is significant and may obscure analysis of underlying trends and financial performance of our current business.
(3)Maintenance capital expenditures represent capital expenditures to maintain the productive capacity of the business and include those made for investments in information technology, dialysis center renovations, capital asset replacements, and any other capital expenditures that are not development or acquisition expenditures.
(4)Development capital expenditures principally represent capital expenditures (other than acquisition expenditures) made to expand the productive capacity of the business and include those for new U.S. and international dialysis center developments, dialysis center expansions and relocations, and new or expanded contracted hospital operations.